Exhibit 10.20

“These Stamp Papers form an integral part of the Share Subscription cum Shareholders Agreement executed on April 29, 2015 by and amongst:

(1)	YATRA ONLINE PRIVATE LIMITED, a company incorporated under the Companies Act, 1956, as amended and having its registered office at Unit No. 210/211, 2nd Floor, C-Wing, Trade World Centre, Kamala Mills, Senapati Bapat Marg, Lower Parel (W), Mumbai-400 013, Maharashtra, India (“Yatra India”);

(2)	IL & FS TRUST COMPANY LIMITED acting as the trustee for PANDARA TRUST SCHEME I, a scheme of Pandara Trust, a trust created under the provisions of the Indian Trusts Act, 1882, and registered as an Alternate Investment Fund Category I – Venture Capital Fund registered with the Securities Exchange Board of India having its registered office at IL&FS Financial Centre, Plot C-22, G Block, 5th Floor, Bandra Kurla Complex, Bandra (East), Mumbai – 400051, India and managed by Nishaavritra Investment Manager LLP (“Pandara Trust”);

(3)	CAPITAL18 FINCAP PRIVATE LIMITED, a company incorporated under the Companies Act, 1956, as amended and having its registered office at 503, 504 & 507, 5th Floor, Mercantile House, 15 Kasturba Gandhi Marg, New Delhi-110001 (“Capital18”);

AND

(4)	YATRA ONLINE, INC., a Cayman Islands exempted company and having its registered office at Maples Corporate Services Limited, PO Box-309, Ugland House, Grand Cayman, Cayman Island (“Yatra Cayman”).

YATRA ONLINE PRIVATE LIMITED

SHARE SUBSCRIPTION CUM SHAREHOLDERS AGREEMENT

April 29, 2015

YATRA ONLINE PRIVATE LIMITED

SHARE SUBSCRIPTION CUM SHAREHOLDERS AGREEMENT

THIS SHARE SUBSCRIPTION CUM SHAREHOLDERS AGREEMENT (the “Agreement”) is entered into on April 29, 2015

BY AND BETWEEN:

(1)	YATRA ONLINE PRIVATE LIMITED, a company incorporated under the Companies Act, 1956, as amended and having its registered office at Unit No. 210/211, 2nd Floor, C-Wing, Trade World Centre, Kamala Mills, Senapati Bapat Marg, Lower Parel (W), Mumbai-400 013, Maharashtra, India (“Yatra India”);

(2)	IL & FS TRUST COMPANY LIMITED acting as the trustee for PANDARA TRUST SCHEME I, a scheme of Pandara Trust, a trust created under the provisions of the Indian Trusts Act, 1882, and registered as an Alternate Investment Fund Category I – Venture Capital Fund registered with the Securities Exchange Board of India having its registered office at IL&FS Financial Centre, Plot C-22, G Block, 5th Floor, Bandra Kurla Complex, Bandra (East), Mumbai – 400051, India and managed by Nishaavritra Investment Manager LLP (“Pandara Trust”);

(3)	CAPITAL18 FINCAP PRIVATE LIMITED, a company incorporated under the Companies Act, 1956, as amended and having its registered office at 503, 504 & 507, 5th Floor, Mercantile House, 15 Kasturba Gandhi Marg, New Delhi-110001 (“Capital18”);

AND

(4)	YATRA ONLINE, INC., a Cayman Islands exempted company and having its registered office at Maples Corporate Services Limited, PO Box-309, Ugland House, Grand Cayman, Cayman Island (“Yatra Cayman”).

(Yatra India, Pandara Trust, Capital18 and Yatra Cayman are collectively referred to herein as “Parties” and each individually as a “Party”. Pandara Trust and Capital18 shall hereinafter be individually referred to as the “Investor” and collectively as the “Investors”).

WHEREAS:

(A)	Yatra Cayman presently holds 100% and 93.66% of the issued and paid-up share capital of Yatra Cyprus and Asia Consolidated, respectively, and Yatra Cyprus and Asia Consolidated in turn hold 90.268% and 8.436% of the issued and paid-up share capital of Yatra India. Pandara Trust and Capital18 hold 33,067 and 50,614 Equity Shares of the issued and paid-up share capital of Yatra India, respectively representing 0.512% and 0.784% of the total paid-up share capital of Yatra India, respectively.

(B)	The Investors desire to acquire and Yatra India agrees to issue and allot to the Investors, 68,803 Equity Shares of Yatra India of face value Rs. 10/- per share constituting approximately 1.0174% of Yatra India’s issued and paid-up Equity Share Capital after issuance of the Equity Shares as mentioned in Section 1.1 (b) hereof (“Shares”).

NOW THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.	Subscription of Equity Shares of Yatra India.

1.1	Issuance of Shares.

Subject to the terms and conditions of this Agreement (including satisfaction of the terms specified in Section 4), the Investors agree to subscribe, and Yatra India agrees to issue, allot and deliver to the Investors at the Closing, the Pandara Shares and the Capital18 Shares (both terms defined below) respectively, in the manner set out below:

(a)	Pandara Trust shall subscribe to 10,069 (Ten Thousand and Sixty Nine) Equity Shares of Yatra India constituting 0.149% (Zero point One Four Nine per cent) of the Equity Share Capital post-Closing (“Pandara Shares”) for an aggregate consideration of INR 1,90,50,548 (Indian Rupees One Crore Ninety Lacs Fifty Thousand Five Hundred and Forty Eight only) (“Pandara Consideration”) calculated at a price of INR 1,892/- (Indian Rupees One Thousand Eight Hundred and Ninety Two only) per Share;

(b)	Capital18 shall subscribe to 58,734 (Fifty Eight Thousand Seven Hundred and Thirty Four) Equity Shares of Yatra India constituting approximately 0.869% (Zero point Eight Six Nine per cent) of the Equity Share Capital post-Closing (“Capital18 Shares”) for an aggregate consideration of INR 11,11,24,728/- (Indian Rupees Eleven Crore Eleven Lacs Twenty Four Thousand Seven Hundred and Twenty Eight only) (“Capital18 Consideration”) calculated at a price of INR 1,892/- (Indian Rupees One Thousand Eight Hundred and Ninety Two only) per Share;

For the purposes of clarity, the manner in which the Pandara Shares and the Capital 18 Shares shall be subscribed to by Pandara Trust and Capitall8 as per Section 1.1 above has been illustrated in the table below:

Name of Investor	Number of Shares	Shareholding percentage post Closing (approximately)	Consideration

Pandara Trust	10,069	0.149	INR 1,90,50,548/- (Indian Rupees One Crore Ninety Lacs Fifty Thousand Five Hundred and Forty Eight only)

Capital18	58,734	0.869	INR 11,11,24,728/- (Indian Rupees Eleven Crore Eleven Lacs Twenty Four Thousand Seven Hundred and Twenty Eight only)

1.2	Closing; Delivery.

(a)	Subject to the satisfaction of the conditions set forth in Section 4, the issuance and allotment of the Shares shall take place at the office of Yatra India, at 1101-03, 11th Floor, Tower-B, Sector-39, Gurgaon, Haryana, India, within 3 (three) days from the date of execution of this Agreement, or at such other time and place as Yatra India and the Investors mutually agree upon, orally or in writing (which time and place is designated as the “Closing”).

(b)	At Closing, Yatra India shall deliver to each Investor (i) an updated copy of Yatra India’s register of members evidencing the Investors’ ownership of the Shares, and (ii) a certificate representing the Shares issued to such Investor against payment of the Consideration therefor received by Yatra India from the Investor by wire transfer to a bank account designated by Yatra India at an issuance price per Share of INR 1,892 (Indian Rupees One Thousand Eight Hundred and Ninety Two only).

1.3	Defined Terms Used in this Agreement. In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below. Terms used but not defined in this Agreement shall have the meanings ascribed to them in the Transaction Documents, as may be applicable.

“Accounts Date” means March 31, 2014.

“ANN” means Adventure and Nature Network Private Limited, a company limited by shares incorporated in India under the provisions of the (Indian) Companies Act, 1956 and with a 50:50 ownership by Yatra India and Snow Leopard Adventures Private Limited, a company limited by shares incorporated in India under the provisions of the (Indian) Companies Act, 1956.

“Board of Directors” means the board of directors of Yatra India from time to time.

“Capital18 Consideration” shall have the meaning ascribed to it in Section 1.1 (b) of this Agreement;

“Capital18 Shares” shall have the meaning ascribed to it in Section 1.1 (b) of this Agreement;

“Closing” shall have the meaning ascribed to it in Section 1.2 (a) of this Agreement.

“Collective Warranties” shall have the meaning ascribed to it in Section 2 of this Agreement.

“Company Notice” shall have the meaning ascribed to it in Section 8.2 (e) of this Agreement.

“Consideration” means the aggregate of the Pandara Consideration and the Capitall8 Consideration.

“Co-Sale Agreement” means the Amended and Restated Right of First Refusal and Co-Sale Agreement entered into by and among Yatra Cayman, the Investors and the Key Ordinary Shareholders (each as defined in such agreement), dated as of April 23, 2015, as such agreement may be amended from time to time.

“Dispute” shall have the meaning ascribed to it in Section 10.3 (b) of this Agreement.

“Dispute Notice” shall have the meaning ascribed to it in Section 10.3 (b) of this Agreement.

“Desiya” means Desiya Online Distribution Private Limited, a company limited by shares incorporated in India under the provisions of the (Indian) Companies Act, 1956.

“Encumbrance” means (i) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any person, including without limitation any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security interest under applicable law, (ii) any voting agreement, interest, option, right of first offer, refusal or transfer restriction in favor of any person and (iii) any adverse claim as to title, possession or use.

“Equity Share Capital” shall mean the issued, subscribed and fully paid up equity share capital of Yatra India taken on a fully diluted basis.

“Equity Shares” means the equity shares of Yatra India having face value of INR 10/- (Indian Rupees Ten only) each.

“Financial Statements” shall have the meaning ascribed to it in Section 2.13 (a) of this Agreement.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, and (c) all capital lease obligations.

“Indemnified Persons” shall have the meaning ascribed to it in Section 10.14 (b) of this Agreement.

“Intech” means Intech Hotel Solutions Private Limited, a company incorporated under the (Indian) Companies Act, 1956 as amended.

“Intellectual Property” shall have the meaning ascribed to it in Section 2.8 of this Agreement.

“Investors’ Rights Agreement” means the Amended and Restated Investors’ Rights Agreement, dated as of April 23, 2015, by and among, inter alia, Yatra Cayman, the Investors and the Founders (each as defined in such agreement), as such agreement may be amended from time to time.

“Key Employee” shall have the meaning ascribed to it in Section 2.7 of this Agreement.

“Losses” shall have the meaning ascribed to it in Section 10.14 (b) of this Agreement.

“Material Adverse Effect” means any change, event, occurrence, condition, development or effect that, individually or in the aggregate, (A) has had or could reasonably be expected to have a material adverse effect on the business, operations, assets (including intangible assets), liabilities, condition (financial or otherwise), results of operations or prospects of Yatra India and its Subsidiaries, as a whole, other than a change or occurrence: (i) ensuing from, or impacting, the economy generally; and/or (ii) attributable to any factor/s which impact the industry and not Yatra India alone, (B) impairs, or could reasonably be expected to impair, the validity or enforceability of this Agreement against Yatra India, (C) has, or could reasonably be expected to have, a material and adverse effect on the ability of Yatra India to perform its obligations under this Agreement or the transactions contemplated hereunder.

“METM” means Middle East Travel Management Company Private Limited, a company limited by shares incorporated in India under the provisions of the (Indian) Companies Act, 1956.

“Pandara Consideration” shall have the meaning ascribed to it in Section 1.1 (a) of this Agreement.

“Pandara Shares” shall have the meaning ascribed to it in Section 1.1 (a) of this Agreement.

“Purchase Agreement” means the Series F Preference Shares Purchase Agreement entered into by and among Yatra Cayman, Yatra India and the Investors (as defined in such agreement), dated as of April 23, 2015, as such agreement may be amended from time to time.

“Shares” shall have the meaning ascribed to it in Recital B of this Agreement.

“Subsidiaries” means Intech, TSI Yatra Travelguru, Desiya and each individually is referred to as a “Subsidiary”.

“Swap Right” shall have the meaning ascribed to it in Section 8.1 of this Agreement.

“Swap Right Exercise Notice” shall have the meaning ascribed to it in Section 8.2 (a) of this Agreement.

“Travelguru” means D. V. Travels Guru Private Limited, a company limited by shares incorporated in India under the provisions of the (Indian) Companies Act, 1956.

“TSI Yatra” means TSI Yatra Private Limited, a company incorporated under the (Indian) Companies Act, 1956, as amended.

“Transaction Documents” means this Agreement executed on April 23, 2015, the Investors’ Rights Agreement, the Co-Sale Agreement, Purchase Agreement, the Voting Agreement executed on April 23, 2015, the Yatra Cayman Articles and the Articles of Association of Yatra India.

“Voting Agreement” means the Amended and Restated Voting Agreement, dated as of April 23, 2015, by and among Yatra Cayman, the Investors and the Key Ordinary Shareholders (each as defined in such agreement), as such agreement may be amended from time to time.

“Yatra Cayman Articles” shall mean the Fifth Amended and Restated Articles of Association of Yatra Online, Inc., as it may be amended from time to time.

“Yatra Cyprus” means THCL Travel Holding Cyprus Limited, a company incorporated under the laws of Cyprus.

“Yatra India Documents” shall have the meaning ascribed to it in Section 2.19 (b) of this Agreement.

2.	Representations and Warranties of Yatra India and the Subsidiaries.

Each of Yatra India and the Subsidiaries hereby jointly and severally represent and warrant to each Investor that the representations set forth in this Section 2 (“Collective Warranties”) are true and complete as of the date of execution of this Agreement and shall be deemed to be repeated at the Closing as if they were made on and as of Closing, subject to an updated Schedule of Exceptions being provided prior to the Closing, and acknowledge that each Investor entering into this Agreement is relying on such representations. The representations and warranties of the Subsidiaries in the Collective Warranties shall also be deemed made with respect to METM and ANN, notwithstanding the feet that they are not Subsidiaries of Yatra India.

Each of the Collective Warranties is subject to the matters indicated in the Schedule of Exceptions attached hereto as Exhibit A and as may be updated prior to the Closing. The Schedule of Exceptions shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 2, and the disclosures in any section or subsection of the Schedule of Exceptions shall qualify other sections and subsections in this Section 2 to the extent such disclosure is applicable to such other sections and subsections.

Subject to the disclosures specifically made in the Schedule of Exceptions, the Collective Warranties shall not be in any manner limited by any information disclosed or made available to or received by an Investor or any representative(s) of an Investor, whether in the course of any due diligence or otherwise. No other information relating to Yatra India and/or the Subsidiaries of which an Investor and/or its affiliates has knowledge (actual or constructive), and no investigation by or on behalf of an Investor or any of its agents, representatives, partners, officers, employees or advisers, shall prejudice any claim made by an Investor and/or any of its affiliates, as the case may be, for a breach of any Collective Warranty. It shall not be a defense to any claim against Yatra India and/or the Subsidiaries that an Investor or its affiliates, as the case may be, knew or ought to have known or had constructive knowledge of any information relating to the circumstances giving rise to such claim.

For purposes of these representations and warranties, the phrase “to Yatra India’s and the Subsidiaries’ knowledge” shall mean the actual knowledge of such fact, circumstance, event or other matter and knowledge that one would have after reasonable and due inquiry of such fact, circumstance, event or other matter of the following officers of Yatra India: Dhruv Shringi and Alok Vaish.

2.1.	Organization, Good Standing and Qualification. Yatra India and each of the Subsidiaries is a private company duly incorporated and validly existing under the laws of India. Each of Yatra India and the Subsidiaries has all requisite corporate power and authority to carry on its respective business as presently conducted and as proposed to be conducted. Yatra India and each of the Subsidiaries is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a Material Adverse Effect. Except as set forth in the Schedule of Exceptions, none of the Subsidiaries have any subsidiaries, own any controlling interest in any entity or have owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity or voting, ownership or other financial interest in, any entity.

2.2.	Capitalization.

The authorized capital of Yatra India consists, or will consist, immediately prior to the Closing, of 10,000,000 Equity Shares of face value Rs. 10 per share, 64,58,631 shares of which are issued and paid up immediately prior to the Closing. All of the issued Equity Shares have been duly authorized, are fully paid up and were issued in compliance with all applicable Indian laws (including any regulatory filing requirements) as well as all requirements set forth in the Yatra India Memorandum and Articles of Association. Of such issued Equity Shares, Yatra Cyprus and Asia Consolidated are the owners of 5,830,081 and 544,868 Equity Shares, respectively, Yatra Cayman is the holder of 1 Equity Share (as a nominee of Yatra Cyprus) and Pandara Trust and Capital18 hold 33,067 and 50,614 Equity Shares. The authorized, issued and paid up capital of each of the Subsidiaries is set forth in Section 2.2(a) of the Schedule of Exceptions. All of the issued equity shares of each Subsidiary have been duly authorized, are fully paid up and were issued/acquired in compliance with all applicable Indian laws as well as all requirements set forth in each such Subsidiary’s Memorandum and Articles of Association. Neither Yatra India nor any of the Subsidiaries have bought back, repaid or redeemed or agreed to buy back, repay or redeem any of their respective equity shares or otherwise reduced or agreed to reduce its share capital or purchased any of their respective equity shares or carried out any transaction having the effect of a share buy-back or reduction of capital. Except as set forth in the Schedule of Exceptions, there are no: (i) outstanding Encumbrances, subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire any shares of Yatra India’s capital stock or the capital stock of any of the Subsidiaries or other securities of Yatra India or any Subsidiary; (ii) outstanding securities, notes, instruments or obligations that are or may become convertible into or exchangeable for any shares of Yatra India’s capital stock or the capital stock of any of the Subsidiaries or other securities of Yatra India or any Subsidiary; (iii) outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the capital stock of Yatra India or the capital stock of any of the Subsidiaries; (iv) agreements or understandings (other than this Agreement, whether or not such agreements or understandings are absolute, revocable, contingent, conditional, oral, written, binding or otherwise) under which Yatra India or any Subsidiary is or may become obligated to sell, transfer, exchange or issue any shares of their respective capital stock or any other securities; (v) agreements, voting trusts, proxies or understandings with respect to the voting, or registration under the applicable securities laws of India, of any shares of Yatra India’s capital stock or the capital stock of any of the Subsidiaries or other securities of Yatra India or any Subsidiary; or (vi) conditions or circumstances that may give rise to or provide a basis for the assertion of a claim by any individual or entity to the effect that such individual or entity is entitled to acquire or receive any shares of Yatra India’ s capital stock or the capital stock of any of the Subsidiaries or other securities of Yatra India or any Subsidiary.

2.3.	Subsidiaries. Yatra India does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association or other business entity, other than the Subsidiaries. Neither Yatra India nor any of the Subsidiaries is a participant in any joint venture, partnership or similar arrangement.

2.4.	Authorization. All corporate action on the part of Yatra India and/or the Subsidiaries, their officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of Yatra India and/or the Subsidiaries hereunder and the authorization, issuance and delivery of the Shares has been taken or will be taken prior to the Closing, and this Agreement when executed and delivered by Yatra India, shall constitute valid and legally binding obligations of Yatra India and/or the Subsidiaries, enforceable against Yatra India and/or the Subsidiaries in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally or (ii) as limited by laws including laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. The rights, preferences and privileges of the Shares are as stated in the Articles of Association of Yatra India. The Articles of Association of Yatra India have been approved and adopted by the shareholders of Yatra India.

2.5.	Valid Issuance of Securities. The Shares, when issued and allotted in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and free of any Encumbrances or restrictions on transfer other than restrictions on transfer under this Agreement or any applicable law. Based in part upon the representations of the Investors in Section 3 of this Agreement and subject to the provisions of Section 2.6 below, the Shares will be issued in compliance with applicable laws.

2.6.	Governmental Consents and Filings. Assuming the accuracy of the representations made by the Investors in Section 3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any state or local governmental authority is required on the part of Yatra India or any Subsidiary in connection with the consummation of the transactions contemplated by this Agreement, except the consent, approval, order etc. and filings to be obtained or done pursuant to the Companies Act, 1956 (Indian) or the Companies Act, 2013, as the case may be, including the rules and regulations framed there under which shall be made as soon as reasonably practicable after the Closing date.

2.7.	Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to Yatra India’s and the Subsidiaries’ knowledge, currently threatened (a) against Yatra India, any Subsidiary or any officer or executive-level employee (including division director and vice president-level positions) of Yatra India or any Subsidiary (each a “Key Employee”), other than those that claim solely money damages in an amount less than INR 12,00,000 (or its equivalent in another currency), or (b) that questions the validity of this Agreement or the right of Yatra India and/or the Subsidiaries to enter into it, or to consummate the transactions contemplated hereby or thereby. None of the matters disclosed on Section 2.7 of the Schedule of Exceptions, if any, would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, or any change in the current equity ownership of Yatra India and/or the Subsidiaries nor is Yatra India aware of any basis for any of the foregoing. To Yatra India’s and the Subsidiaries’ knowledge, there is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to Yatra India’s and the Subsidiaries’ knowledge, currently threatened against Yatra India or any Subsidiary or against any employee or consultant who either alone or in concert with others develops, invents, programs or designs any Yatra India or Subsidiary Intellectual Property (as defined below) that questions the validity of this Agreement or the right of Yatra India and/or the Subsidiaries to enter into it, or to consummate the transactions contemplated hereby or thereby, or that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, or any change in the current equity ownership of Yatra India and/or the Subsidiaries nor is Yatra India aware of any basis for any of the foregoing. Neither Yatra India nor any Subsidiary nor, to Yatra India’s and the Subsidiaries’ knowledge, any of their officers or directors, is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by Yatra India or any Subsidiary pending or which Yatra India or any Subsidiary intends to initiate other than those that claim solely money damages in an amount less than INR 12,00,000 (or its equivalent in another currency). The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing involving the prior employment of any of Yatra India’s or Subsidiaries’ employees, their use in connection. with Yatra India’s and/or the Subsidiaries’ business, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

2.8.	Intellectual Property. Except as set forth in the Schedule of Exceptions, Yatra India and the Subsidiaries own or possess sufficient legal rights (free and clear of all liens, claims and Encumbrances) to all trademarks, service marks, tradenames, copyrights, trade secrets, licenses, information and proprietary rights and processes, and, to Yatra India’s and the Subsidiaries’ knowledge, all patents, in each instance, as used by it in connection with its business which represent all intellectual property rights necessary to the conduct of Yatra India’s and/or the Subsidiaries’ business as now conducted and as presently contemplated to be conducted, without any conflict with, or infringement of, the rights of others. The trademarks, service marks, tradenames, copyrights, trade secrets, licenses, information and proprietary rights and processes, and patents (collectively, the “Intellectual Property”) owned by Yatra India or any Subsidiary has not been adjudged invalid or unenforceable, in whole or in part, and there is no pending or, to Yatra India’s and the Subsidiaries’ knowledge, threatened claim alleging the foregoing or challenging Yatra India’s or any Subsidiary’s rights to such Intellectual Property. Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, or agreements of any kind relating to Yatra India’s or any Subsidiary’s Intellectual Property, nor is Yatra India nor any Subsidiary bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property of any other person or entity. Neither Yatra India nor any of the Subsidiaries has received any communications alleging that Yatra India or any Subsidiary has infringed, misappropriated or otherwise violated or, by conducting its business, would infringe, misappropriate or otherwise violate any of the Intellectual Property of any other person or entity nor is Yatra India aware of any basis thereof. Yatra India is not aware that any of its or any of the Subsidiaries’ employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee’s best efforts to promote the interest of Yatra India and/or the Subsidiaries or that would conflict with Yatra India’s and/or the Subsidiaries’ business. Neither the execution or delivery of this Agreement, nor the carrying on of Yatra India’s and/or the Subsidiaries’ business by the employees of Yatra India or the Subsidiaries, nor the conduct of Yatra India’s and/or the Subsidiaries’ business as proposed, will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which Yatra India or any Subsidiary is now obligated or, to Yatra India’s and the Subsidiaries’ knowledge, any such employee is now obligated Yatra India does not believe it is or will be necessary to use any inventions of any of its or any Subsidiary’s employees (or persons it or any Subsidiary currently intends to hire) made prior to their employment by Yatra India or any Subsidiary. Except as set forth on the Schedule of Exceptions, Yatra India has not embedded any open source, copyleft or community source code in any of its products generally available or in development, including but not limited to any libraries or code licensed under any General Public License, Lesser General Public License or similar license arrangement.

2.9.	Compliance with Other Instruments.

Neither Yatra India nor any Subsidiary is in violation or default of any provision under any note, indenture, mortgage, lease, agreement, contract or purchase order to which they are a party or by which they are bound or of any provision of law or regulation applicable to Yatra India or any Subsidiary, the violation of which would have a Material Adverse Effect. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby or thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event which results in the creation of any lien, charge or Encumbrance upon any assets of Yatra India or any Subsidiary.

The business and operations of Yatra India and the Subsidiaries have been and are being conducted in all material respects in accordance with all applicable laws, rules and regulations of India. Neither Yatra India nor any of the Subsidiaries is in violation or default of: (i) any provision of their respective Memorandum and Articles of Association; (ii) any order, writ, injunction, judgment or decree of any court or government agency or instrumentality to which Yatra India or any of the Subsidiaries is a party or by which Yatra India or any of the Subsidiaries or their respective properties or assets are bound; (iii) any material agreement or understanding to which Yatra India or any of the Subsidiaries are a party or by which their respective properties or assets are bound; or (iv) any material government approvals/registrations/licenses obtained by Yatra India or the Subsidiaries to conduct their respective businesses.

2.10.	Agreements: Actions.

(a)	Other than (a) standard employee benefits generally made available to all employees, (b) standard director and officer indemnification agreements approved by the Board of Directors, and (c) the purchase of Yatra India’s and/or the Subsidiaries’ shares and the issuance of options to purchase Yatra India’s Equity Shares, in each instance, approved by the Board of Directors, there are no agreements, understandings or proposed transactions between Yatra India or any Subsidiary and any of their respective officers, directors, affiliates, or any affiliate thereof. Except as set forth in the Schedule of Exceptions, neither Yatra India nor any Subsidiary has any outstanding loans or advances in excess of INR 6,00,000 to any person other than ordinary advances for travel expenses, payments made to suppliers in the ordinary course of business, security deposits for lease of office or retail space of office equipment or furniture, tax deducted at source and tax credits with the various tax departments and advances given to Subsidiaries.

(b)	Except for this Agreement and as disclosed in the Schedule of Exceptions, there are no agreements, understandings, instruments, contracts or proposed transactions to which Yatra India or any Subsidiary is a party or by which it is bound, that involve (i) obligations (contingent or otherwise) of, or payments to, Yatra India or any Subsidiary in excess of, INR 3,00,00,000, (ii) the license of any patent, copyright, trade secret or other proprietary right to or from Yatra India or any Subsidiary (other than with respect to commercially available software products under standard end- user object code license agreements), (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other person or affect Yatra India’s or any Subsidiary’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, or (iv) indemnification by Yatra India or any Subsidiary with respect to infringement of proprietary rights.

(c)	Neither Yatra India nor any Subsidiary has (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its shares, (ii) incurred any Indebtedness for money borrowed individually or in the aggregate in excess of INR 1,50,00,000, (iii) made any loans or advances in excess of INR 60,00,000 to any person other than ordinary advances for travel expenses or security deposits for lease of office or retail space or office equipment or furniture, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights in excess of INR 1,20,00,000 in the aggregate.

(d)	For the purposes of subsections (b) and (c) above, all Indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities Yatra India has reason to believe are affiliated with that person or entity) shall be aggregated for the purposes of meeting the individual minimum amounts of each such subsection.

(e)	Yatra India and/or the Subsidiaries have not engaged in the past three months in any discussion with any representative of any corporation, partnership, trust, joint venture, limited liability company, association or other entity, or any individual, regarding (i) a sale of all or substantially all of Yatra India’s and/or the Subsidiaries’ assets, (ii) any merger, consolidation or other business combination transaction of Yatra India and/or the Subsidiaries with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the voting shares of Yatra India and/or the Subsidiaries outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into voting shares of the surviving entity) a majority of the total voting power represented by the voting shares of Yatra India and/or the Subsidiaries (or the surviving entity) outstanding immediately after such transaction, or (iii) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of Yatra India and/or the Subsidiaries

2.11.	No Conflict of Interest. Except as set forth in the Schedule of Exceptions, neither Yatra India nor any Subsidiary is indebted, directly or indirectly, to any of its officers, directors, shareholders or employees or to their respective spouses or children, in any amount whatsoever other than (i) in connection with expenses or advances of expenses incurred in the ordinary course of business, (ii) for payment of salary for services rendered and (iii) for other standard employee benefits made generally available to all employees. Except as set forth in the Schedule of Exceptions, none of the officers or directors or, to Yatra India’s and the Subsidiaries’ knowledge, shareholders or employees of Yatra India or any Subsidiary, or any members of their immediate families, is, directly or indirectly, indebted to Yatra India or any Subsidiary, except for travel services bought from Yatra India or the Subsidiaries to be repaid in the ordinary course of business, or, to Yatra India’s and the Subsidiaries’ knowledge, has any direct or indirect ownership interest in any firm or corporation with which Yatra India or a Subsidiary is affiliated or with which Yatra India or a Subsidiary has a business relationship, or any firm or corporation which competes with Yatra India and/or the Subsidiaries. None of the officers or directors or, to Yatra India’s and the Subsidiaries’ knowledge, employees or shareholders of Yatra India or any Subsidiaries or any members of their immediate families is, directly or indirectly, interested in any material contract with Yatra India or any Subsidiary. Except as set forth in the Schedule of Exceptions, neither Yatra India nor any Subsidiary is a guarantor or indemnitor of any Indebtedness of any other person, firm or corporation.

2.12.	Title to Property and Assets. Except as disclosed in the Schedule of Exceptions, Yatra India and the Subsidiaries own their property and assets free and clear of all mortgages, deeds of trust, liens, loans and Encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and Encumbrances and liens that arise in the ordinary course of business and do not materially impair Yatra India’s or such Subsidiary’s ownership or use of such property or assets. With respect to the property and assets they lease, Yatra India and the Subsidiaries are in compliance with such leases and, to Yatra India’s and the Subsidiaries’ knowledge, hold a valid leasehold interest free of any liens, claims or Encumbrances other than to the lessors of such property or assets.

2.13.	Financial Statements.

(a)	Yatra India and Subsidiaries have made available to each Investor their audited financial statements (including balance sheet, income statement and statement of cash flows) for the fiscal year ended on the Accounts Date (collectively the “Financial Statements”) and their unaudited income statement for the nine month period ended December 31, 2014. The Financial Statements have been prepared in accordance with applicable laws and in accordance with Indian GAAP and give a true and fair view of the financial condition, assets, liabilities, results of operations, cash flows and the profits and losses of Yatra India and Subsidiaries, as of the dates, and for the periods, indicated therein (subject, in the case of the unaudited financial statements, to normal recurring year-end audit adjustments, none of which individually or in the aggregate are material). As of the Accounts Date, the Financial Statements respectively (i) make adequate provision for actual liabilities; (ii) disclose all material contingent liabilities; and (iii) make provision reasonably regarded as adequate for all bad and doubtful debts. There are no material existing liabilities, whether actual or contingent, of Yatra India or Subsidiaries, other than (A) the liabilities disclosed or provided for in the applicable Financial Statements; or (B) liabilities incurred in the ordinary and usual course of business since the Accounts Date. The total outstanding receivables of Yatra India and the Subsidiaries, as on December 31, 2014, are collectible, subject to any reserve for bad debts set forth in the Financial Statements.

(b)	Since the Accounts Date, each of Yatra India and the Subsidiaries has operated it business and its assets in the ordinary course consistent with past practice, and furthermore:

(i)	None of Yatra India or Subsidiaries has entered into any transaction that was not in the ordinary course of business.

(ii)	There has been no Material Adverse Event (individually or when separate events are aggregated together) with respect to any of Yatra India or Subsidiaries or Yatra India and Subsidiaries when taken as a whole.

(iii)	Except as disclosed in Section 2.13 of the Schedule of Exceptions, none of Yatra India or Subsidiaries has incurred any obligation or liability except obligations or liabilities incurred in the ordinary course of business that do not exceed INR 60,00,000 individually (or the equivalent thereof in another currency) or INR 2,40,00,000 (or the equivalent thereof in another currency) in the aggregate.

(iv)	There has been no resignation or termination of employment of any Key Employee of any of Yatra India or Subsidiaries, and to the actual knowledge of Yatra India and Subsidiaries, there is no impending resignation or termination of employment of any Key Employee of any of Yatra India or Subsidiaries.

(v)	There has been no labor dispute, and there is no labor dispute pending, involving any of Yatra India or Subsidiaries or any of their respective employees and, to the actual knowledge of Yatra India and Subsidiaries, none is pending or threatened.

(vi)	There has been no material change in any compensation arrangement or agreement with any Key Employee of Yatra India or Subsidiaries.

(vii)	There have been no loans or guarantees made by any of Yatra India or Subsidiaries to or for the benefit of any person, other than travel advances and other advances made to employees in the ordinary course of business and deposits in the ordinary course of business.

(viii)	There has been no waiver by any of Yatra India or Subsidiaries of any material right or debt owing to it.

(ix)	None of Yatra India or Subsidiaries have purchased, acquired, sold, leased, granted a security interest in, pledged, mortgaged, created a lien in, or otherwise transferred of any material asset, whether tangible or intangible, other than the sale of inventory in the ordinary course of business and other than the creation of liens for taxes not yet due or payable.

(x)	There has been no material change to any material agreement of Yatra India or any of the Subsidiaries, neither Yatra India nor any of the Subsidiaries have entered into or terminated a material agreement, and there have been no change to the charter documents of any of Yatra India or Subsidiaries.

(xi)	There has been no declaration, setting aside or payment of any dividend or other distribution in respect of any of the share capital of any of Yatra India or Subsidiaries, or any direct or indirect redemption, purchase or other acquisition of any such share capital by any of Yatra India or Subsidiaries.

(xii)	None of Yatra India or Subsidiaries has incurred any Indebtedness for money borrowed.

(xiii)	There has been no damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, prospects or business of any of Yatra India or Subsidiaries (as such business is presently conducted and as it is proposed to be conducted). There has been no agreement or commitment by any of Yatra India or Subsidiaries to conduct any of the things described in this Section 2.13(b).

(xiv)	The business of Yatra India and each of the Subsidiaries has been carried on as a going concern in the ordinary and usual course; and

(xv)	Neither the business of Yatra India nor any of the Subsidiaries has, as of the date of this Agreement, been materially and adversely affected by the loss of any important customer.

2.14.	Employee Benefit Plans. The Schedule of Exceptions sets forth all employee benefit plans maintained, established or sponsored by Yatra India and/or the Subsidiaries, or in or to which Yatra India and/or the Subsidiaries participate or contribute.

2.15.	Taxes. Yatra India and the Subsidiaries have materially complied with timely filing of all tax returns and reports as required by law. These returns and reports are true, correct and complete in all material aspects and in some aspects based on judgments and interpretation of various statutes, case laws, expert opinions and management estimates. Yatra India and the Subsidiaries have timely paid all taxes and other assessments due, and in cases of delay with interest and/or appropriate penalties. Neither Yatra India nor any of the Subsidiaries have agreed to waive any statute of limitations on or extend the period for the assessment or collection of any taxes or other assessments. Except as set forth in the Schedule of Exceptions, no deficiencies for any tax have been threatened, claimed, proposed or assessed against Yatra India and/or the Subsidiaries. Except as disclosed in the Schedule of Exceptions, neither Yatra India nor any of the Subsidiaries have received any written notification from any taxing authority regarding any issues that are currently pending before the taxing authority regarding Yatra India and/or the Subsidiaries or have been raised by the taxing authority and not yet finally resolved. No tax return of Yatra India and/or the Subsidiaries is under audit or other examination, which is not an audit or examination in the usual course, by any taxing authority, nor has Yatra India and/or the Subsidiaries been notified of any request for an audit or other examination which is not an audit or examination in the usual course. No tax liens are currently in effect against any of the assets of Yatra India and/or the Subsidiaries other than liens that arise by operation of law for taxes not yet due and payable. Yatra India has properly made such deductions from all payments made or deemed to be or treated as made by it or on its behalf and made such advance payments as are required by applicable law, and have duly accounted to the income-tax authorities for all sums so deducted and for all other amounts for which it is required to account and filings with respect to the same, in so far as such filing have been made, have been duly made and completed as per applicable law. Yatra India has withheld or collected from each payment made to each of its employees the amount of all taxes required to be withheld or collected, if any, therefrom and has paid the same to the proper tax receiving officers or authorized depositaries.

2.16.	Labor Agreements and Actions. Neither Yatra India nor any Subsidiary is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to Yatra India’s and the Subsidiaries’ knowledge, has sought to represent any of the employees, representatives or agents of Yatra India or any Subsidiary. There is no strike or other labor dispute involving Yatra India or Subsidiary pending, or to Yatra India’s and the Subsidiaries’ knowledge threatened, nor is Yatra India aware of any labor organization activity involving its employees or of the Subsidiaries. The employment of each officer and employee of Yatra India and the Subsidiaries is terminable at the will of Yatra India or such Subsidiary. Yatra India and each Subsidiary have complied in all material respects with all applicable laws related to employment. Neither Yatra India nor any Subsidiary is a party to or bound by any currently effective employment contract (other than standard employment agreement which do not provide for any material compensation following termination of employment), deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation plan or agreement. No employee of Yatra India or a Subsidiary has been granted the right to continued employment by Yatra India or a Subsidiary or to any material compensation following termination of employment with Yatra India or a Subsidiary. To Yatra India’s and the Subsidiaries’ knowledge, no employee of Yatra India or any Subsidiary, nor any consultant with whom Yatra India or a Subsidiary has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, Yatra India or a Subsidiary; and to Yatra India’s and the Subsidiaries’ knowledge the continued employment by Yatra India and the Subsidiaries of their present employees, and the performance of Yatra India’s and the Subsidiaries’ contracts with its independent contractors, will not result in any such violation. Neither Yatra India nor any Subsidiary has received any notice alleging that any such violation has occurred. Yatra India is not aware that any officer, key employee or group of employees of Yatra India or a Subsidiary intends to terminate his, her or their employment with Yatra India or a Subsidiary, nor does Yatra India or any Subsidiary have a present intention to terminate the employment of any officer, key employee or group of employees. There are no actions pending, or to Yatra India’s and the Subsidiaries’ knowledge, threatened, by any former or current employee concerning such person’s employment by Yatra India or any Subsidiary.

2.17.	Confidential Information and Invention Assignment Agreements. Each employee, consultant and officer of Yatra India and the Subsidiaries has executed an agreement with Yatra India and/or the Subsidiaries regarding confidentiality and proprietary information. No such employee, officer or consultant has excluded works or inventions made prior to such person’s engagement by Yatra India or a Subsidiary from his or her assignment of investments pursuant to such person’s proprietary information and inventions agreement nor failed to affirmatively indicate in such agreement that no such works made prior to his or her engagement with Yatra India or a Subsidiary exist. Yatra India is not aware that any of its or the Subsidiaries’ employees or consultants are in violation thereof based upon the business of Yatra India and/or the Subsidiaries as currently conducted and as proposed to be conducted, and Yatra India and the Subsidiaries will use its best efforts to prevent any such violation.

2.18.	Permits. Yatra India and each Subsidiary has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could have a Material Adverse Effect, and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. Neither Yatra India nor any Subsidiary is in default in any material respect under any of such franchises, permits, licenses or other similar authority. The consummation of the transactions contemplated under this Agreement will not result in the termination or revocation of any of the franchises, permits, licenses and any similar authority necessary for the conduct of either Yatra India’s or Subsidiaries’ business.

2.19.	Corporate Documents.

(a)	The Articles of Association of Yatra India of are in the form provided to the Investors. The copy of the minute books of Yatra India provided to the Investors contains minutes of all meetings of directors and shareholders and all actions by written consent without a meeting by the directors and shareholders since the date of incorporation and reflects all actions by the directors (and any committee of directors) and shareholders with respect to all transactions referred to in such minutes accurately in all material respects.

(b)	Yatra India has provided or made available to the Investors or their counsel accurate and complete (through the date hereof) copies of: (i) the Memorandum and Articles of Association of Yatra India and each of the Subsidiaries, including all amendments thereto, and (ii) the statutory registers and books including the minute books and register of members of Yatra India and each of Subsidiaries (the items described in the foregoing clauses “(i),” and “(ii)” of this Section 2.19(a) being collectively referred to herein as the “Yatra India Documents”). The Yatra India Documents have been properly maintained and written up to date in all material respects and contain materially accurate records of the existing shareholders (whether legal or beneficial owners) of Yatra India and each of the Subsidiaries, all resolutions passed by the directors and the shareholders of Yatra India and the Subsidiaries and all issuances and transfers of equity shares or other securities of Yatra India and the Subsidiaries. There has not been any violation of any of the Yatra India Documents, and at no time has Yatra India or any of the Subsidiaries taken any action that is inconsistent in any material respect with the Yatra India Documents. The Yatra India Documents and other records of Yatra India and the Subsidiaries have been maintained in accordance with all applicable legal requirements and prudent business practices and Yatra India and the Subsidiaries have been making all requisite filings with the Registrar of Companies/Reserve Bank of India as required under applicable laws from time to time. The registered office of Yatra India is situated at Unit No. 210/211, 2nd Floor, C-Wing, Trade World Centre, Kamala Mills, Senapati Bapat Marg, Lower Parel (W), Mumbai-400 013, Maharashtra, India.

2.20.	Executive Officers. No executive officer or person nominated to become an executive officer of Yatra India and/or the Subsidiaries (a) has been convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding minor traffic violations) or (b) is or has been subject to any judgment or order or the subject of any pending civil or administrative action by the Securities and Exchange Board of India or any self-regulatory organization.

2.21.	Full Disclosure. Yatra India and/or the Subsidiaries have provided the Investors with all information requested by the Investors in connection with their decision to purchase the Shares, including all information Yatra India believes is reasonably necessary to make such investment decision. Neither this Agreement, the exhibits hereto, nor any other document delivered by Yatra India and/or the Subsidiaries to the Investors or their attorneys or agents in connection herewith or therewith or with the transactions contemplated hereby or thereby, contain any untrue statement of a material fact nor, to Yatra India’s and the Subsidiaries’ knowledge, omit to state a material fact necessary in order to make the statements contained herein or therein not misleading. To Yatra India’s and the Subsidiaries’ knowledge, there are no facts which (individually or in the aggregate) materially adversely affect the business, assets, liabilities, financial condition, prospects or operations of Yatra India and/or the Subsidiaries that have not been set forth in this Agreement, the exhibits hereto, or in other documents delivered to the Investors or their attorneys or agents in connection herewith.

2.22.	Entire Business. There are no material facilities, services, assets or properties shared with any other person which are used in connection with the business of Yatra India or the Subsidiaries.

2.23.	No Competing Business. None of the Founders nor any of Yatra India’s affiliates directly or indirectly have an interest of record or beneficial interest exceeding a 5% ownership interest (or other right to participate in the economic profits or benefits) in any business or enterprise which in any way competes with the business of Yatra India or the Subsidiaries.

3.	Representations and Warranties of the Investors. Each Investor hereby represents and warrants to Yatra India as of the date of execution of this Agreement, that:

3.1	Authorization. The Investor has full power and authority to enter into this Agreement. This Agreement when executed and delivered by the Investor, will constitute valid and legally binding obligations of the Investor, enforceable in accordance with the terms hereof.

3.2	Subscription Entirely for Own Account. This Agreement is made with each of the Investors in reliance upon such Investor’s representation to Yatra India, which by the Investor’s execution of this Agreement, the Investor hereby confirms, that the Shares to be acquired by the Investor will be acquired for investment for the Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, each Investor further represents, subject to the terms of this Agreement, that the Investor does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares.

3.3	Disclosure of Information. The Investor has had an opportunity to discuss Yatra India’s business, management, financial affairs and the terms and conditions of the offering of the Shares with Yatra Cayman and Yatra India’s management and has had an opportunity to review Yatra Cayman and Yatra India’s facilities. The foregoing, however, does not limit or modify the representations and warranties in Section 2 of this Agreement or the right of such Investor to rely thereon.

3.4	Legends. Each certificate representing any of the Shares now or as hereafter may be held shall be stamped or otherwise imprinted with legends substantially similar to the following: “THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OR ANY OTHER DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A SHARE SUBSCRIPTION CUM SHAREHOLDERS AGREEMENT DATED APRIL 23, 2015 BY AND BETWEEN THE SHAREHOLDER AND THE PARTIES THERETO.”

3.5	Exculpation Among Investors. Each Investor is acting severally and not jointly with the other Investor in respect of this Agreement. The Investors acknowledge that they are not relying upon any person, firm or corporation, other than the Founders, Yatra Cayman, Yatra India and their respective officers and directors, in making their respective investments or decisions to invest in Yatra India.

4.	Conditions of each Investor’s obligations at Closing. The obligations of each Investor to Yatra India under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived in writing by each Investor:

4.1	Representations and Warranties. The representations and warranties of Yatra Cayman, Yatra India and Subsidiaries as contained in Section 2 of this Agreement shall be true and correct when made and shall be true and correct on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

4.2	Performance. Yatra India shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

4.3	Authorization. The Parties shall have passed all necessary corporate resolutions and shall have obtained all necessary approvals authorizing the entry into this Agreement by Yatra India (and Yatra India shall have delivered all necessary documentary evidence to the Investors of the same) prior to the execution of this Agreement.

4.4	Compliance Certificate. The CEO of Yatra India shall deliver to the Investors at the Closing a certificate certifying that the conditions specified in Sections 4.1, 4.2 and 4.3 have been fulfilled.

4.5	Qualifications. All authorizations, approvals, consents or permits, if any, of any governmental authority or regulatory body or of any other persons that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and be effective as of the Closing.

4.6	Delivery of documents. The secretary of Yatra India shall deliver to each Investor at the Closing, certified true copies of resolutions of the Board of Directors and shareholders of Yatra India (if any), approving and ratifying this Agreement and the transactions contemplated hereby.

4.7	Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Investors, and the Investors (or their counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested. Such documents may include but are not limited to (i) the updated register of members evidencing the name of Pandara Trust and Capital 18 as the legal and beneficial owners of the Shares; and (iii) the updated register of directors reflecting the name of all directors of Yatra India.

4.8	Corporate Documents. Yatra India shall have delivered to the Investors or their counsel copies of all corporate documents, financial statements and such other documents of Yatra India as the Investors shall reasonably request.

5.	Conditions of Yatra India’s Obligations at Closing. The obligations of Yatra India to issue Shares to each Investor under this Agreement are subject to the fulfillment by an Investor, on or before the Closing, of each of the following conditions, unless otherwise waived in writing by Yatra India:

5.1	Representations and Warranties. The representations and warranties of the Investors subscribing to the Shares at the Closing contained in Section 3 shall be true and correct in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

5.2	Qualifications. All authorizations, approvals, consents or permits, if any, of any governmental authority or regulatory body or of any other persons that are required in connection with the subscription for Shares by any Investor pursuant to this Agreement shall be obtained and effective as of the Closing.

6.	Conditions Subsequent.

6.1	Delivery of Documents. Yatra India shall deliver to each Investor, within 60 (Sixty) days from the Closing, the certified copies of:

(a)	Form PAS-3 as required to be filed pursuant to the Rules framed under the Companies Act, 2013, duly filed with the Registrar of Companies, Maharashtra in relation to the issuance and allotment of Shares along with a copy of the receipt for such form; and

(b)	Any and all other forms or filings that maybe required to be filed with the Registrar of Companies, New Delhi under applicable law, along with a copy of the receipt for such form nr filing.

6.2	Co-operation. The Parties agree to cooperate with each other to the fullest extent for the purposes of ensuring that the actions contemplated under this Section 6 are duly taken within the prescribed timeline.

7.	Voting Rights on Shares.

Votes. Subject to Section 9.1 below, each Share shall have 1 (one) vote, and the Investors shall have the benefit of such voting rights as are available under applicable law.

8.	Exit / transfer of Shares by the Investors.

8.1	Right to Swap.

(a)	The Parties agree that the Investors shall have the right to exit Yatra India in the event of a Qualified IPO or Liquidation Transaction (as defined in the Yatra Cayman Articles) by Yatra Cayman (or other parent entity of Yatra India), through the exercise of the Swap Right (as defined below).

(b)	In the event of a Qualified IPO or Liquidation Transaction in Yatra Cayman (or other parent entity of Yatra India), Pandara Trust and Capital 18 are each respectively entitled to swap all but not less than all of Equity Shares subscribed for by Pandara Trust and Capitall8 in May 2014 i.e. 33,067 Equity Shares and 50,614 Equity Shares, respectively (“Previous Shares”) for 252,337 and 386,230 Series E Preference Shares, respectively and all but not less than all of the Shares subscribed by them upon the terms, and subject to the conditions set forth in this Agreement in exchange for 60,480 and 3,52,801 Series F Preference Shares, respectively (as adjusted for any share split, share dividend, share combination or consolidation, recapitalization, reclassification or any similar event in relation to the shares of Yatra Cayman) in Yatra Cayman respectively (“Swap Right”). The Investors shall cooperate and ensure that the Swap Right is in conformity with the applicable laws and regulations and shall ensure that their respective Swap Right is timely exercised prior to the initial filing for such Qualified IPO or signing of the definitive agreement for the Liquidation Transaction, such that the Series E Preference Shares and Series F Preference Shares of Yatra Cayman issued to each Investor in fulfilment of the Swap Right, are converted into Ordinary Shares of Yatra Cayman, simultaneously with the conversion of the Preference Shares held by the other Yatra Cayman investors/shareholders.

(c)	Notwithstanding anything to the contrary contained in Sections 8.1 (a) and (b) above, the Investors shall any time after Closing, have the right, at their option, to acquire the Swap Shares in the manner set out in Section 8.2, below.

8.2	Procedure for exercise of the Swap Right.

(a)	Each Investor may issue a notice (the “Swap Right Exercise Notice”) to Yatra India and Yatra Cayman, indicating its intention to exercise its Swap Right.

(b)	The closing of the swap of shares pursuant to the exercise of the Swap Right as per the terms of Section 8.1 above, shall, subject to the approval of the Board of Directors of Yatra India occur within 15 Business Days of the Swap Right Exercise Notice. The Parties shall, as required, and as applicable to them, take such actions as may be required to ensure that the issue and allotment of Series E Preference Shares and Series F Preference Shares to the Investors is in compliance with applicable law.

(c)	If requested by any Investor, Yatra Cayman and Yatra India shall extend such co-operation as may be reasonably required to assist such Investor with applying for and obtaining any regulatory approvals required for the exercise of the Swap Right. Costs involved in obtaining such approvals shall be borne by the requesting Investor. The Parties agree that they shall discuss and mutually agree upon the most tax efficient manner in which to undertake the transaction involving the exercise of the Swap Right by the Investor.

(d)	At the option of Yatra Cayman, the Swap Right may be implemented through a transfer of Previous Shares and Shares by the Investors to Yatra Cyprus or Yatra Singapore or any other affiliate of Yatra Cayman (as may be approved by the Board of Directors of Yatra Cayman) on the condition that only such number of Series E Preference Shares and Series F Preference of Yatra Cayman shall be issued to the Investors in consideration for such transfer as set forth in Section 8.1 (b) above.

(e)	In the event an Investor has not issued the Swap Right Exercise Notice at least 45 days prior to the effectiveness of a Qualified IPO or the closing of a Liquidation Transaction at Yatra Cayman, Yatra Cayman shall have the right to compel the Investors to exercise the Swap Right by issuing a notice thereof (“Company Notice”). The Swap Right shall be deemed to be exercised by the Investors on the date of the Company Notice, and the Investors shall transfer their Previous Shares and Shares to Yatra Cyprus or Yatra Singapore or any other affiliate of Yatra Cayman (as may be approved by the Board of Directors of Yatra Cayman), simultaneous with the issuance to the Investors of their respective entitlement of Series E Preference Shares and Series F Preference Shares. Such surrender and issuance shall be completed within 15 days of the Company Notice in the manner set out in this Section 8.2.

(f)	Yatra Cayman shall ensure that at all times, there shall be available authorized share capital for the issuance of Series E Preference Shares and Series F Preference Shares to the Investors (or a permitted transferee thereof) upon exercise of the Swap Right.

(g)	Upon the exercise of the Swap Right, the Investors agree to become parties to the Co-Sale Agreement, Investors’ Rights Agreement and Voting Agreement and to be bound by the terms thereof, to the extent they are not already parties thereto. The Investors also agree to make such representations as may be reasonably requested by Yatra Cayman to comply with applicable securities laws in connection with the issuance of Series E Preference Shares and Series F Preference Shares upon exercise of the Swap Right.

8.3	Transfer of Shares.

The Investors may each transfer all of their Previous Shares and Shares, provided that:

(a)	such transfer shall be in connection with a Liquidation Transaction, a Qualified IPO or a sale of shares by the investors of Yatra Cayman pursuant to the terms of the Transaction Documents.

(b)	such transfer of Previous Shares and Shares by each respective Investor shall be subject to the approval of the Board of Directors of Yatra India (which approval shall not be unreasonably withheld or delayed), and each Investor shall be required (with regard to itself) to provide full details of the proposed sale, including the steps and parties involved; and

(c)	the transferee shall be required to enter into Deed of Adherence in the form as provided at Exhibit B to this Agreement.

8.4	Tax Indemnity.

In the event the exercise of the Swap Right by an Investor leads to transfer of such Previous Shares and Shares pursuant to the terms of this Agreement (or any other actions pursuant thereto) results in any tax liability or duties to Yatra India or Yatra Cayman or other affiliate of Yatra India on account of the levy of any withholding tax, then, Yatra India shall forthwith provide a written notice, along with documentary evidence to the relevant Investor intimating such Investor of such tax liability or duties which have arisen on account of levy of withholding tax. Upon receiving such written notice from Yatra India, the relevant Investor shall indemnify the amount of such withholding tax claimed, even if such liability is incident on Yatra India or Yatra Cayman or any affiliate entity of Yatra India. Each Investor shall have the right to compel Yatra India to, at such Investor’s cost, contest, defend and litigate the adjudication and levy of any such withholding taxes arising from the exercise of the rights available under Section 8.2 subject to the condition that such right to compel shall be exercised by the relevant Investor within a period of one month from the date of receipt of the written notice (as specified in this Section 8.4) from Yatra India by the Investor. Upon the contesting of any such tax claims, refunds if any, received by the Company shall be handed over to the relevant Investor.

Each Investor shall be liable to bear its own expenses (including stamp duty expenses) in relation to and arising from the exercise of the rights available under Section 8.2 or Section 8.3 of this Agreement.

9.	Other Rights and Obligations of the Investors, Yatra India and Yatra Cayman.

9.1	The Investors shall exercise their voting rights arising out of the Previous Shares and Shares in Yatra India as directed by the Board of Yatra India, provided that such directions are in consonance with the resolutions of the board of Yatra Cayman (if any), and do not amend the terms of this Agreement in any way.

9.2	The Investors hereby waive, to the maximum extent permitted by applicable law, any special rights they may enjoy as ‘minority shareholders’ under applicable law.

9.3	Permitted Transfers. Nothing in this Agreement shall limit the rights of an Investor to transfer the Previous Shares and/or Shares held by them to (a) its subsidiary, parent, partner, limited partner, member or shareholder of such Investor, or to any corporation or entity that is, controlling, controlled by or under common control with, the Investor or is advised by a fund manager common to such corporation or entity and the Investors, or (b) to an affiliated fund or entity, which means with respect to a limited liability company or a limited liability partnership, a fund or entity managed by the same manager or managing member or general partner or management company or by an entity controlling, controlled by, or under common control with such manager or managing member or general partner or management company, provided that (a) such transferee executes a Deed of Adherence in the form as provided at Exhibit B; and (b) in the event that such (i) subsidiary, parent, partner, limited partner, member or shareholder of such Investor, or any corporation or entity that is, controlling, controlled by or under common control with, the Investor or is advised by a fund manager common to such corporation or entity and the Investors, or (ii) an affiliated fund or entity, which means with respect to a limited liability company or a limited liability partnership, a fund or entity managed by the same manager or managing member or general partner or management company or by an entity controlling, controlled by, or under common control with such manager or managing member or general partner or management company, ceases to have such relationship with an Investor, the Investor shall ensure that the Shares are transferred back to the Investor.

9.4	Any transfers, as permitted under this Agreement, other than as set out in Section 9.3 above, shall require prior approval of the Board of Directors of Yatra India, which approval shall not be unreasonably withheld or delayed. Each Investor shall be required (with regard to itself) to provide full details of the proposed transfer to the Board of Directors of Yatra India, including the steps and parties involved.

9.5	The Investors shall have no pre-emption rights arising out of this Agreement in respect of any further issuance of any securities by Yatra India and the Investors hereby agree to undertake all necessary actions as may be required to waive or cause a waiver of any pre-emption rights that they may have in relation to such further issuance of any securities by Yatra India.

10.	Miscellaneous.

10.1	Survival of Warranties. Unless otherwise set forth in this Agreement, the warranties, representations and covenants of Yatra India and the Investors contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement.

10.2	Transfer; Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the Parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Subject to Section 9.3 of this Agreement, none of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be pledged, encumbered, assigned or transferred by either of the Investors in favour of any person without the prior consent in writing of the Board of Directors of Yatra India.

10.3	Governing Law; Submission to Jurisdiction; Arbitration.

(a)	This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the Parties hereto shall be governed, construed and interpreted in accordance with the laws of India, without giving effect to principles of conflicts of law.

(b)	If any dispute, controversy or claim among the Parties arises out of or in connection with this Agreement, including the breach, termination or invalidity hereof (“Dispute”), the Parties shall use all reasonable endeavours to negotiate with a view to resolving the Dispute amicably. If a Party gives the other Parties notice that a Dispute has arisen (a “Dispute Notice”) and the Parties are unable to so resolve the Dispute amicably within 15 (fifteen) days of the date of service of the Dispute Notice (or such longer period as the Parties may mutually agree prior thereto), then the Dispute shall be referred to and finally resolved in accordance with the Arbitration Rules of the Singapore International Arbitration Centre for the time being in force, which rules are deemed to be incorporated by reference in this clause. The venue of the arbitration shall be New Delhi, India and each of the Parties hereby submits to the exclusive jurisdiction of the Courts of competent supervisory jurisdiction in New Delhi. The language of the arbitration shall be English.

(c)	The Parties shall bear their own legal and other costs and expenses necessary to the Dispute, which has been submitted to arbitration in accordance with this Section 10, without prejudice to the arbitrator’s right to award costs or require any party to the arbitration to pay the costs and expenses of another party thereto.

(d)	Any arbitration proceeding hereunder shall be conducted on a confidential basis.

(e)	The provisions of this Section 10.3 shall survive any termination of this Agreement for any reason.

10.4	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

10.5	Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

10.6	Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by email, telegram or fax, or 48 hours after being deposited as certified or registered mail, with postage prepaid, addressed to the Party at such Party’s address, email address or fax number as set forth below, or as subsequently modified by written notice.

(i)	If to Yatra India, at:		(ii)	If to Yatra Cayman, at:

	Address:	1101-03, Tower B, 11th Floor, Unitech Cyber Park, Sector- 39, Gurgaon-122001		Address:	1101-03, Tower B, 11th Floor, Unitech Cyber Park, Sector- 39, Gurgaon-122001

	Telephone No:	+91 124 3395575		Telephone No:	+91 124 3395575

	Fax number:	+91 124 3395500		Fax number:	+91 124 3395500

	Attention:	Mr. Alok Vaish		Attention:	Mr. Dhruv Shringi

(iii)	If to Pandara Trust, at:		(iv)	If to Capitall8, at:

	Address:	7B, 7th Floor, #1, Commissariat Road, Bangalore 560025, India		Address:	Express Trade Tower, Plot No. 15 & 16, Sector 16A, Noida, Uttar Pradesh

	Telephone No:	+91 4043 4836

	Email:	contact@nishaavritra.com		Fax number:	+91 11 66173955

	Attention:	Mr. Sudhir Sethi		Attention:	Network l8 Legal Team

10.7	Attorney’s Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled.

10.8	Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of Yatra India and Investors. Any amendment or waiver effected in accordance with this Section 10.8 shall be binding upon the Investors and each transferee of the Shares, each future holder of all such securities, and Yatra India.

10.9	Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the Parties agree to renegotiate such provision in good faith. In the event that the Parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of this Agreement shall be interpreted as if such provision were so excluded and (c) the balance of this Agreement shall be enforceable in accordance with its terms.

10.10	Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Party, shall be cumulative and not alternative.

10.11	Entire Agreement. This Agreement and the documents referred to herein (including but not limited to the Transaction Documents) constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto are expressly cancelled.

10.12	Confidentiality. The Investors hereby agree that, except with the prior written permission of Yatra India, they shall at all times hold in confidence and trust and not disclose any confidential information of Yatra India provided to or learned by the Investors in connection with the Investors’ rights under this Agreement. Notwithstanding the foregoing, the Investors may disclose any confidential information of Yatra India provided to or learned by the Investors in connection with such rights to the minimum extent necessary (i) to evaluate or monitor the Investors’ investment in Yatra India; (ii) as required or requested by any court or other governmental body, provided that the Investors provide Yatra India with prompt notice of such court order or requirement to Yatra India to enable Yatra India to seek a protective order or otherwise to prevent or restrict such disclosure; (iii) to the Investors’ respective agents, representatives, partners, officers, employees, advisers or legal counsel; (iv) in connection with the enforcement of this Agreement or rights under this Agreement; (v) to comply with applicable law; or (vi) to potential transferees of the Investors’ Shares or conversion shares. The provisions of this Section 10.12 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by the Parties hereto with respect to the transactions contemplated hereby.

10.13	No Commitment for Additional Financing. Yatra India acknowledges and agrees that the Investors’ have made no representation, undertaking, commitment or agreement to provide or assist Yatra India in obtaining any financing, investment or other assistance, other than the subscription of the Shares as set forth herein and subject to the conditions set forth herein. In addition, Yatra India acknowledges and agrees that (i) no statements, whether written or oral, made by the Investors or their representatives on or after the date of this Agreement shall create an obligation, commitment or agreement to provide or assist Yatra India in obtaining any financing or investment, (ii) Yatra India shall not rely on any such statement by the Investors or their representatives and (iii) an obligation, commitment or agreement to provide or assist Yatra India in obtaining any financing or investment, may only be created by a written agreement, signed by the Investors and Yatra India, setting forth the terms and conditions of such financing or investment and stating that the Parties intend for such writing to be a binding obligation or agreement. The Investors shall have the right, in their sole and absolute discretion, to refuse or decline to participate in any other financing of or investment in Yatra India, and shall have no obligation to assist or cooperate with Yatra India in obtaining any financing, investment or other assistance.

10.14	Indemnification; Contribution. Yatra Cayman and Yatra India shall jointly and severally indemnify and defend the Investors and their shareholders, partners, members, managers, directors, officers, employees, agents, attorneys, legal counsel and affiliates (collectively, the “Indemnified Persons”) against and hold each Indemnified Person harmless from any and all liabilities, obligations, losses, damages, costs, expenses, claims, penalties, actions, judgments, disbursements of any kind or nature whatsoever, interest, fines, cleanup costs, settlements, costs of preparation and investigation, costs incurred in enforcing this indemnity and reasonable attorneys’ and legal counsel’s fees and expenses (collectively, “Losses”), that any of the Indemnified Persons may incur, suffer, sustain or become subject to arising out of, relating to, or due to (a) any material inaccuracy or breach of any of the representations and warranties of Yatra India contained in this Agreement or in any certificate delivered hereunder, or (b) the nonfulfillment or breach of any covenant, undertaking, agreement or other obligation of Yatra India contained in this Agreement or in any certificate delivered hereunder; provided that such indemnity shall not, as to any Indemnified Person, be available to the extent such Losses arise out of the gross negligence or willful misconduct of such Indemnified Person. The indemnities contained in this Section 10.14 shall survive the termination of this Agreement. If the indemnification provided for in this Section 10.14 is prohibited under applicable law, rule or regulation as to an Indemnified Person, then Yatra Cayman and Yatra India, in lieu of indemnifying the Indemnified Person, will contribute to the amount paid or payable by the Indemnified Person as a result of the Losses in such proportion as is appropriate to reflect the relative fault of Yatra India, on the one hand, and of the Indemnified Person, on the other, in connection with the events or circumstances which resulted in the Losses as well as any other relevant equitable considerations.

The indemnification obligations of Yatra India under this Agreement shall cease immediately upon exit of Pandara Trust by way of swap or sale of Shares.

10.15	Further Assurances. Each of the Parties shall perform such further acts and execute and amend such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the Parties as reflected hereby.

The parties have executed this Share Subscription cum Shareholders Agreement on the date first written above.

Yatra Online Private Limited

By:	/s/ Alok Vaish

Print Name:	Alok Vaish

Title:	CFO

Address:

1101-03, Tower B,
11th Floor,Unitech Cyber Park Sector – 39, Gurgaon – 122 001

Yatra Online, Inc.

By:	/s/ Dhruv Shringi

Print Name:	Dhruv Shringi

Title:	CEO

Address:

1101-03, Tower B,
11th Floor, Unitech Cyber Park Sector – 39, Gurgaon – 122 001

The parties have executed this Share Subscription cum Shareholders Agreement on the date first written above.

IL & FS Trust Company Limited for Pandara Trust Scheme I
Represented by Nishaavritra Investment Manager LLP

By:	/s/ Tc Meenakshisundaram

Print Name:	Tc Meenakshisundaram

Title:	Designated Partner

The parties have executed this Share Subscription cum Shareholders Agreement on the date first written above.

Capitall8 Fincap Private Limited

By:	/s/ Kshipra Jatana

Print Name:	Kshipra Jatana

Title:	Authorised Signatory